Exhibit 10.7

July 24, 2006	Terracon Consulting Engineers & Scientists

Buffalo Ridge Energy LLC c/o Fagen, Inc. Mr. Matt Sederstrom P.O. Box 159 501 West Highway 212 Granite Falls, Minnesota 56241	Terracon Consultants, Inc.
2830 Highway 75 North
Sioux City, IA 51105
Phone 712.233.5492
Fax 712.233.5493
www.terracon.com

Re:	Preliminary Proposal for Geotechnical and Environmental Services Proposed Ethanol Production Facility Northwestern Iowa Terracon Proposal No. 2706163
Dear Mr. Sederstrom:
Terracon is pleased to submit this preliminary proposal for the referenced project. This proposal outlines our understanding of the proposed project, our proposed scope of services, schedules, estimated fees, and Agreement for Services.
Please note that this proposal is being prepared without the benefit of site location and plant layout information. Therefore, we have made some assumptions based on our experience with similar plants and our experience with Fagen. After the site is chosen and the plant layout is known, the plant layout on the chosen site should be provided to Terracon prior to starting our services. At that time, we will be happy to review our scope of services outlined below, and recommend any adjustments
A. PROJECT INFORMATION
We understand the project will include constructing new facilities associated with a 50mgpy ethanol production facility. The site has not been chosen yet, but we understand a site in either northwestern Iowa or southwestern Minnesota is planned.
Plant layout is not available at the time of this proposal. Typical major plant structures include entry and access roads, additional railroad spur lines, storage silos, process building, energy center, beer well / fermentation / storage tanks, cooling tower, and storage slabs.
The extent of site grading is also not available at this time. It is our experience that the main portion of the plant is established at the same elevation as the adjacent rail.

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
B. SCOPE OF SERVICES
PHASE I ENVIRONMENTAL SITE ASSESSMENT — SCOPE OF WORK
Base Phase I ESA Services — The ESA will be performed consistent with the procedures of ASTM E 1527-00, an interim standard and practice for “all appropriate inquiry” under 40 CFR Part 312. The purpose of this ESA is to assist the client in developing information to identify recognized environmental conditions (RECs) in connection with the site as reflected by the scope of this proposal.
Physical Setting — The physical setting for the site will be described based on a review of the applicable USGS topographic quadrangle map, FEMA flood map, USDA soil survey and selected geologic reference information.
Historical Use Information — A review of selected historical sources, where reasonably ascertainable and readily available, will be conducted in an attempt to document obvious past land use of the site and adjoining properties back to 1940 or when the site was initially developed, whichever is earlier. One or more of the following selected references, depending on applicability and likely usefulness, will be reviewed. Prior reports and land title records including environmental liens and activity and land use limitations will be reviewed, if provided by the client.
•	USGS topographic maps

•	Aerial photographs (approximate 10 to 15 year intervals)

•	City directories (approximate 5 year intervals)

•	Fire (Sanborn) insurance maps

•	Prior reports (to be provided by the client)

•	Site tax assessor data

•	Site land title records (to be provided by the client)

•	Zoning records
If the client is unable to provide land title records, but would prefer that land title records are reviewed, Terracon must be informed and an additional fee for historic land ownership records will be negotiated. Note, however, unless specifically requested within three days of project commencement, Terracon will rely on the client to provide land title records. A review of building department records is excluded from the scope of services for this ESA.
Regulatory Records Review — Consistent with ASTM E 1527-00, outlined below are the following federal and state databases, where applicable, which are typically reviewed for indications of RECs, and the approximate minimum search distance of the review from the nearest property boundary. A database firm will be subcontracted to access governmental

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
records used in this portion of the assessment. Determining the location of unmapped facilities is beyond the scope of this assessment.

Governmental Records	Search Distance
Federal NPL Site List	1.0 mile
Federal CERCLIS List	0.5 mile
Federal RCRA Corrective Actions (CORRACTS)/TSD	1.0 mile
Federal RCRA Non-CORRACTS/TSD Facilities List	0.5 mile
Federal RCRA Generators List	0.1 mile
Federal ERNS List	Site Only
State Lists of State Equivalent NPL Facilities	1.0 mile
State Equivalent CERCLIS Facilities	0.5 mile
State Landfill and/or Solid Waste Facilities	0.5 mile
State Leaking UST Lists	0.5 mile
State Registered UST Lists	0.1 mile
State VCP Site Lists	0.5 mile
In addition to the database review, a reasonable attempt will be made to interview at least one staff member of the local fire department, the local health agency or the local environmental agency. As an alternative, a written request for information may be submitted to the local agency.
If the results of the regulatory records review/local agency inquiry appear to warrant a review of applicable regulatory agency files, a cost estimate will be provided to the client for pre-approval. Please note that all requested files may not be available from regulatory agencies within the client’s requested project schedule.
Site and Adjoining/Surrounding Property Reconnaissance — A site reconnaissance will be conducted to identify RECs. The reconnaissance will consist of visual observations of the site from the boundaries and selected interior portions of the site. The site reconnaissance will include, where applicable, an interview with site personnel who the client has identified as having knowledge of the uses and physical characteristics of the site. Pertinent observations from the site reconnaissance will be documented including:
•	Site description (including a description of occupants)

•	General site operations

•	Aboveground chemical or waste storage

•	Visible underground chemical or waste storage, drainage or collection systems

•	Electrical transformers

•	Obvious evidence of releases (i.e., hazardous substances, petroleum products)
The adjoining property reconnaissance will consist of visual observations of the adjoining/surrounding properties from the site boundaries and accessible public right-of-ways.

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
Report Preparation – Separate reports will be provided for each individual site. Two final copies of each report will be submitted that presents the results of this assessment, based upon the scope of services and limitations described herein. Recommendations will be developed as part of the Phase I ESA scope of services.
Additional Services beyond Base ESA — No additional services have been requested by you to conduct during the performance of the ESA.
Additional Services Not Included — The following services, although not specifically required by ASTM E 1527-00, may also be performed concurrently with ESAs and may be beneficial for the evaluation of environmental conditions and/or an evaluation of specific business environmental risks at the site. At your direction, these services have not been included as part of the scope of services for this ESA. Please note that this list is not all-inclusive. If you seek additional services, please contact us for a supplemental proposal and cost estimate.
•	Limited Radon Testing

•	Limited Radon Records Review

•	Limited Wetland Review

•	Limited Asbestos Sampling

•	Limited Visual Asbestos Evaluation

•	Asbestos Survey (prior to renovation/demolition)

•	Limited Lead Based Paint Sampling

•	Limited Lead in Drinking Water Sampling

•	Limited Visual Observations for Mold

•	Limited Threatened/Endangered Species Review

•	Limited Historic Properties/Archaeological Resources Review
At your request, Terracon can also provide proposals for facility engineering services including property condition assessments, roofing inspections, curtain wall evaluations, structural surveys and mechanical surveys.
Schedule — Services will be initiated upon receipt of the written notice to proceed. The final report will be submitted within about three (3) calendar weeks of your written notice to proceed. In order to comply with the proposed schedule, the following items are required to be provided by the client at the time of notification to proceed in order to meet the project completion date.
•	Right of entry to conduct the assessment, including access to building interiors

•	Notification of any restrictions or special requirements (such as confidentiality) regarding accessing the site

•	An accurate, legal description and a diagram of the site such as a surveyor’s plat map or scaled architect’s drawing (if such diagrams exist)

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
•	Current site owner, property manager, occupant information (including tenant list), and contact information for persons knowledgeable about the site history including current and historical use of hazardous substances and petroleum products on site (e.g., names, phone numbers, etc.)

•	Copies of any environmental or geotechnical reports that were previously prepared for the site

•	Any information relating to known or suspect environmental conditions at the site

•	Information about environmental liens and activity and use limitations for the site, if any

•	Specialized knowledge or experience that is material to RECs in connection with the site, if any

•	Any knowledge that the purchase price of the site is significantly less than the purchase price of comparable properties

•	Land title records (optional)

•	A signed Agreement for Services evidencing acceptance of this scope of services
Please note that requested regulatory files or other information may not be provided to Terracon by the issuance date of the report. Consideration of information not received by the issuance date of the report is beyond the scope of this ESA.
Reliance — The ESA report will be prepared for the exclusive use and reliance of Buffalo Ridge Energy LLC. Reliance by any other party is prohibited without the written authorization of the client and Terracon.
If the client is aware of additional parties that will require reliance on the ESA report, the names, addresses and relationship of these parties should be provided for Terracon approval prior to the time of authorization to proceed. Terracon will grant reliance on the ESA report to those approved parties upon receipt of a fully executed Reliance Agreement (available upon request). If, in the future, the client and Terracon consent to reliance on the ESA by a third party, Terracon will grant reliance upon receipt of a fully executed Reliance Agreement and receipt of an additional fee of $250.00 per relying party.
Reliance on the ESA by the client and all authorized parties will be subject to the terms, conditions and limitations stated in the Agreement (and sections of this proposal incorporated therein), the Reliance Agreement, and ESA Report.
Scope and Report Limitations — The findings and conclusions presented in the final report will be based on the site’s current utilization and the information collected as discussed in this proposal. Please note that we do not warrant database or third party information (such as interviewees) or regulatory agency information used in the compilation of reports.
Phase I environmental site assessments, such as the one proposed for this site, are of limited scope, are noninvasive and cannot eliminate the potential that hazardous, toxic or petroleum substances are present or have been released at the site beyond what is identified by the

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
limited scope of this ESA. In conducting the limited scope of services described herein, certain sources of information and public records will not be reviewed. It should be recognized that environmental concerns may be documented in public records that are not reviewed. This ESA does not include subsurface or other invasive assessments, business environmental risk evaluations or other services not particularly identified and discussed herein. No environmental site assessment can wholly eliminate uncertainty regarding the potential for RECs. The limitations herein must be considered when the user of this report formulates opinions as to risks associated with the site. No warranties, express or implied, are intended or made.
WETLAND DELINEATION — SCOPE OF WORK
Our proposed Scope of Work for the Wetland Delineation has been developed as follows:
Task 1 — Task Management and Limited Wetland Determination
•	Gather and review National Wetland Inventory (NWI) maps, topographic information, aerial photographs, and soil survey information. This information will be used to supplement field observation data discussed below.

Key Understandings: Terracon understands the site is approximately 320 acres. Limits of construction, locations of any borrow or spoil areas, and final limits for the Project will be provided by the Client.

If the area is currently in agricultural use, the FSA Methodology will be followed for cropped areas in an effort to identify potential wetlands in agricultural environments. The U.S. Department of Agriculture has a procedure for FSA determinations that includes utilizing annual aerial photography of cropped areas representing a range of measurable precipitation (normal, wet, dry). Each aerial photograph will be viewed for an indication of wetland signatures. Wetland signatures include no crops, inundation, color tone difference, and potential hydrologic manipulation. The area of the wetland signatures will be determined and mapped.

Task Deliverables: None.
B.2 Additional Services Beyond Base Services
The following tasks (Tasks 2 through 4) are provisional and dependant on the wetland determination results and the area selected during the site selection process. The level of effort for Tasks 2 through 4 is not known at this time but will be known better after the final site selection and subsequent determination (Task 1). The client will be informed of the level of effort for the additional services immediately after the determination (Task 1) has been completed.

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
Task 2 — Field Observation and Documentation
• Evaluate the areas within the Project limits, including borrow/spoil locations, for the presence of Clean Water Act jurisdictional waters (waters of the U.S.). Wetland delineations will be performed using the Field Guide for Wetland Delineation 1987 Corps of Engineers Manual (1987 Manual); vegetation, hydrology, and soils criteria will be evaluated. Wetland boundaries, data points, and photo points will be manually recorded. Approximate locations of wetland areas will be documented on aerial photography.

• Document the presence, size, and location of wetlands and other waters of the U.S. present on the site. If wetlands exist, conduct boundary staking of the wetland/non-wetland interface of jurisdictional areas.

Key Understandings: A team of two degreed biologists will perform the wetland delineation. Cost estimates for this project are based on a visual assessment of aerial photographs containing the site area and approximately 320 acres of land included in the area of potential construction. Terracon anticipates roughly two days will be necessary for the field work (includes travel time).

The client must provide surveying services or retain the services of a surveying firm to indicate flagging location information at the site referenced to a local datum. Terracon will retain the services of a surveying firm, if requested. Cost for these services are not included in this proposal, but can be provided to the client.

Task Deliverables: None
Task 3 — Delineation Report Preparation
•	Prepare a wetland delineation report, which will include wetland jurisdictional rationale, 1985 Food Security Act methodology for farmed wetland areas, if necessary, discussion of applicable data, field observations and results, and recommendations. Attachments to the report will include a site location map using a USGS Topographic map, site map showing wetland delineation areas (if they exist), National Wetland Inventory Map, ground photographs, aerial photographs with survey point and wetland locations, and field data sheets. The report will be suitable for submittal to the USACE.
Key Understandings: Acreage of wetland areas and proposed impacts to the wetland will be derived from a professionally surveyed, scaled site map. Terracon will collaborate with

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
the client or client’s survey firm so that wetland interface boundaries can be plotted on a scaled site map. The scaled site map should subsequently be provided to Terracon by the client or client’s survey firm. Terracon prefers flagging location information using an electronic AutoCAD file.
Task Deliverables: Final wetland delineation report (2 copies). An electronic PDF copy is available by request for no additional charge.
Schedule
Services will be initiated upon receipt of the written notice to proceed. For classification, the wetland delineation should be performed when vegetation is actively growing (May-October). If the wetland delineation is performed outside of the normal growing season, a follow-up site visit may be necessary in the vegetative growing season to confirm plant species. Please note that the wetland delineation cannot be performed when the ground is covered with snow or when frozen ground conditions exist.
The subsequent report would be completed within about one month of the date of the field study. This time frame assumes there will be no delays in the client’s ability to supply the limits of construction (AutoCAD file), survey, and mapping information discussed above.
Conditions
This proposal also includes limited follow-up conversations with the regulatory agencies involved to obtain information on the status of their review progress. The fees in this proposal do not include additional meetings or data collection/evaluation that may be required by the COE. Fees do not include preparing a wetland mitigation plan or 404 Permit Application, locating and evaluating potential off-site mitigation areas, or the survey of wetland areas flagged during the delineation.
The following are not included in this Scope of Services, but can be performed as additional services by Terracon as needed or as requested by the client.
1.	Section 404 Permit Application for impacts to wetland or other waters of the US. 2. Wetland Mitigation Plan or site design for wetland loss.

3.	Early coordination with the US Fish and Wildlife Service (USFWS) and state fish and game department soliciting comments they may have regarding the Project and assessing concerns with threatened and endangered species.

4.	An environmental assessment or environmental impact statement, per the Council on Environmental Quality (CEQ) and National Environmental Policy Act (NEPA) regulations.

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
5.	Cultural resources literature review and evaluation or subsequent investigations required by the State Historical Preservation Office (SHPO).

6.	Storm water related services.
In addition to specific items listed under each task, items to be provided by the client include the right-of-entry to conduct the assessment. If there are any restrictions, special requirements, or other pertinent information regarding the site or assessment (e.g. scheduling considerations, site safety requirements, access issues, confidentiality issues, etc.), these should be made known to us prior to commencing the work.
Scope and Report Limitations
The findings and conclusions presented in the delineation report (a separate report will be provided for each site) will be based on the site’s current utilization and the information collected as discussed in this proposal. Please note that we do not warrant database or third party information or regulatory agency information used in the compilation of plans or reports. No warranties, express or implied, are intended or made.
PRELIMINARY GEOTECHNICAL EXPLORATION — SCOPE OF WORK
As requested, since the site and plant layout are not determined at this time, this proposal describes preliminary geotechnical services. Similarly, our scope is based on a typical site and plant layout, without potential future expansion areas. The plant layout on the chosen site should be provided to Terracon prior to starting the field exploration. At that time, we will be happy to review our subsurface exploration program, recommend any adjustments that may be necessary, and provide a more reliable schedule and cost.
The purpose of this exploration is to obtain information on the subsurface conditions that can be used for foundation support evaluations.
Field Exploration — Terracon has based this proposal on a total of 35 soil borings and 5 soil borings. The boring depths and locations are described in the following table:

Boring Depth, ft	Boring Location
2 @ 115 ft	Grain Storage Silos
1 @ 75	Beer Well
1 @ 30	Receiving Pit
1 @ 60	Fermentation Tank
1 @ 30	DDG Storage Building
2 @ 60	Tank Farm
1 @ 30	Wet Cake Storage Pad
1 @ 60, 3 @ 30	Process Building
1 @ 60	Exterior Process Tanks

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon

Boring Depth, ft	Boring Location
1 @ 60, 3 @ 30	Energy Center
1 @ 60	Firewater Tank
1 @ 30	Cooling Tower
1 @ 30	Water Treatment Building
1 @ 15	Office / Admin Building
1 @ 15	Truck Scale
2 @ 30	Possible Detention Pond or Borrow Area
10 @ 15, as needed	Proposed Roadways and Railroad Spur Lines / Sidings
We recommend the electronic cone soundings depths and locations be established as described in the following table:

Cone Sounding Depth, ft	Cone Sounding Location
1 @ 40	DDG Storage Building
1 @ 40	Fermentation Tank
1 @ 40	Tank Farm
1 @ 40	Wet Cake Storage Pad
1 @ 40	Process Building
Borings and electronic cone soundings will be terminated upon practical refusal (e.g, in bedrock) if practical refusal is reached shallower than the depths listed above. Actual drilling depths will be invoiced using the unit prices on the attached fee schedule. Coring of the bedrock is not included in our scope for field exploration.
Sampling of the borings would consist of obtaining thin-walled tubes from soft to stiff consistency clays. Otherwise, the sampling will be performed with a split-barrel sampler. Five samples will be obtained in the upper 15 feet of each boring, with one sample every 5 feet thereafter. Subsurface conditions may be encountered which merit revisions of the field boring and/or sampling programs described above, and we would discuss these conditions with you and obtain your approval prior to initiating any additional work.
Where convenient, overnight groundwater levels will be obtained in the boreholes, after which the boreholes will be backfilled with soil cuttings. Boreholes will be backfilled in accordance with Minnesota Department of Health (MDH) requirements. Based upon MDH requirements, we anticipate that it will be necessary to seal borings and CPT soundings deeper than 25 feet with high-solids bentonite grout after completion. Sand or hole plug could be used to backfill the borings for an additional fee. The client should understand that some settlement of the borehole fill might occur. No future maintenance or filling of the holes is included in our fee.
Our Fee assumes that the field exploration can be performed without the need for personal protective equipment. If evidence of contamination is encountered in any of the borings, the

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
exploration at that location will be terminated and our findings discussed with you. Should personal protective equipment or special borehole sealing procedures become necessary, our fee will be discussed with you prior to commencing further drilling.
The cone penetrometer test (CPT) device is a cone-tipped sounding unit that is pushed into the ground using steel rods with flush joint couplings. The sounding unit has electronic strain gauges that measure tip resistance and friction on a 6-inch long sleeve located just above the tip. The strain gauges are connected to an electronic readout device with an electronic cable strung inside of the rods. A depth encoder device monitors penetration as the rods are pushed slowly into the ground. The encoder automatically provides a readout of resistance values at about 2 1/2-inch intervals. The resistance to penetration can be correlated with soil strength and density properties and changes in soil type. Results of the cone penetrometer testing provide valuable additional information on in-situ soil characteristics and stratigraphy for bearing capacity and settlement analyses.
Laboratory Evaluations - In the laboratory, water content tests will be performed on the samples obtained from the borings. When possible, dry unit weights and unconfined compressive strengths will be measured on intact, thin-walled tube samples. The consistency of clay soils may also be estimated with a hand penetrometer. Atterberg limit tests and grain size evaluations will be performed on representative samples to help classify the soils and provide input for our analyses. Organic content tests may be performed if organic soils are suspected below the topsoil. A consolidation test will be performed on compressible clay soils. A suite of suite of chemical tests (pH, resistivity, soluble sulfate, soluble chloride, redox potential) will be performed on two selected samples. Soil samples will be visually classified in accordance with the Unified Soil Classification System (USCS).
Site Access and Boring Locations — Items to be provided by the client include the right of entry to conduct the exploration and an awareness and/or location of any public or private subsurface utilities existing in the area. Also, if there are any other restrictions or special requirements regarding these sites or exploration, these should also be provided to us prior to our commencing field work.
Terracon agrees to call the Iowa or Minnesota One Call Hotline and request location and markings for all utilities that Iowa or Minnesota One Call is responsible for, prior to commencing drilling at the sites. If there are public or private utilities not included in the Iowa or Minnesota One Call request, locating of those will be the client’s responsibility. Client agrees to make arrangements with a private utility company or provide Terracon with detailed as-built information, regarding the location of any other public and private utilities. Terracon will be responsible to the extent they drill in an area where a utility has been properly located and marked. Terracon is not responsible to the extent any loss, damage, or injury is caused by the failure to locate a utility properly, or inaccurate and/or incomplete information provided by others.

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
This cost is based on the client staking the boring locations prior to our arrival, and also providing ground elevations at the boring locations, or hiring a professional surveyor for these tasks. Our cost also assumes that the sites are accessible to truck-mounted equipment.
It should be noted that during the field exploration, some property damage may result, such as crop damages. We will take reasonable measures to prevent this damage; however, restoration from any damage that occurs is not part of our scope of service.
Engineering Evaluation and Report Preparation - After completing the field exploration and laboratory testing, a report containing recommendations will be prepared under the supervision of a licensed professional engineer. Terracon will provide recommendations for the items on the standard RFP provided by Fagen. A list of items required which will be included in the final geotechnical report are included on the form “Typical Geotechnical Report Contents for Ethanol Production Facilities” which is attached to this proposal.
Performance Schedule — We plan to start the field exploration about 2 weeks of receiving written authorization to proceed, weather and/or site conditions permitting. Our preliminary findings (boring logs and preliminary recommendations) would be available about 1 week after completion of the field and laboratory work. We would discuss our preliminary findings with the owner and Fagen in a conference call at this time. Our completed report would be provided about 3 to 4 weeks after the conference call.
C. FEES
Phase I Environmental Site Assessment

BASE PHASE I ESA SERVICES — LUMP SUM
(Including physical setting, historical use information, records review and site and adjoining/surrounding property reconnaissance, as detailed in Section B. Also includes mobilization and mileage to and from the site. The cost to contract an abstract firm to develop a chain of title is not included in this cost)
$2,400.00 Each site
Additional Services
Service	Subtotal
Limited Radon Testing	*
Limited Radon Records Review	*
Limited Wetland Review	*
Limited Asbestos Sampling	*
Limited Visual Asbestos Evaluation	*
Asbestos Survey (prior to renovation/demolition)	*
Limited Lead Based Paint Sampling	*
Limited Lead in Drinking Water Sampling	*
Limited Visual Observations for Mold	*
Limited Threatened/Endangered Species Review	*
Limited Historic Properties/Archaeological Resources Review	*

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon

Additional Report Copies ($50 per copy)	*
ADDITIONAL SERVICES — SUBTOTAL	$0.00
LUMP SUM TOTAL	$2,400.00

*	Not requested by the client to be part of the scope of services.
     The fee is valid for ninety (90) days from the date of this proposal and is based on the assumption that all field services will be performed under safety Level D personal protective procedures and that only one (1) site visit will be made by Terracon personnel. The lump sum fee is based on the assumptions and conditions provided at the time of the proposal. If these assumptions are not valid, there may be additional charges.
Wetland Services
Based on the proposed Scope of Work, our estimated fees FOR EACH SITE are listed below:
Task Management and Limited Wetland Determination — PER SITE

Site Data Review and Determination		$1,500
	Subtotal	$1,500
Wetland Delineation — PER SITE
Field Assessment and Wetland Delineation		$2,500
Wetland Delineation Report		$4,000
Directs and Mileage		$500
	Subtotal	$7,000

	Total Per Site	$8,500
The fee presented is based on performing only the services discussed in this proposal. Any changes beyond the Scope of Work of this proposal, including possible time spent for meetings with regulators or the client will be charged in accordance with our current unit fee schedule rates.
Geotechnical Exploration
Based on the above scope of services and attached Budget Estimate, we believe we can complete these services for an estimated fee of $46,000 to $50,000. Our price assumes that all borings and cone soundings will be performed during the same mobilization. If separate mobilization is required, our fee would increase. Should subsurface conditions be encountered which require major revisions in the subsurface exploration program and additional fees, we will

Proposed Ethanol Production Facility Northwestern Iowa Proposal No. 2706163 July 24, 2006	Terracon
contact you prior to initiating these services. Requested services performed beyond the scope of this proposal will be charged according to Terracon’s Standard Unit Fee Schedule.
D. AUTHORIZATION
The attached Agreement for Services is considered a part of this proposal and is incorporated by reference into our scope of services. To execute the above scope of services, please sign and return one copy of the Agreement for Services to our office at the above address.
Thank you for considering Terracon for your geotechnical and environmental engineering services and giving us the opportunity to be of service to you. We look forward to assisting you on this project. If you have any questions regarding the enclosed information, please contact us.
Sincerely,

TERRACON CONSULTANTS, INC.

/s/ Michael D. Ringler	/s/ Stacey L. Froscheiser

Michael D. Ringler, P.E.	Stacey L. Froscheiser
Geotechnical Engineer	Wetland Biologist/NEPA Scientist
MDR/ARS:slf/cae
Attachments
Copies to: Addressee (3)

Typical Geotechnical Report Contents
For Ethanol Production Facilities
•	Computer generated boring logs with soil stratification based on visual soil classification.

•	Site water levels observed during and after drilling.

•	Boring elevations.

•	Boring location plan.

•	General project description.

•	Subsurface exploration procedures.

•	Site description

•	Site conditions (existing).

•	Soil conditions (existing).

•	Discussion of foundation alternatives, with recommendations for the most appropriate foundation alternative for each structure.

•	Assessment of allowable bearing capacity for recommended foundation alternatives.

•	Assessment of anticipated total settlement for recommended foundation alternatives.

•	Assessment of anticipated differential settlement for recommended foundation alternatives.

•	Minimum footing sizes and embedment.

•	Frost depth

•	Differential vertical movement or PVR

•	Slab vapor barrier or capillary break requirement

•	Subgrade reaction modulus, for design of floor slabs and mat foundations

•	Concrete cement type for reaction with soils, if required

•	Subgrade preparation and surfacing recommendations for both temporary roads (e.g., access roads, laydown areas, contractor parking) and permanent surfacing (e.g., ACC or PCC, 100 trucks per day, 10 yr and 20 yr life)

•	General site preparation/earthwork recommendations.

•	Lateral earth pressures and drainage.

•	Construction considerations.

•	Seismic site classification
Not included in current scope, but can be added if needed:
•	Lateral pile loading/deflection evaluations (L-Pile)

TERRACON
7/24/2006
BUDGET ESTIMATE
COMPLETE SUBSURFACE EXPLORATION
Proposed 50 mgpy Ethanol Production Facility
Northwestern Iowa / Southwestern Minnesota

					UNIT
DESCRIPTION	QUANTITY			UNIT	PRICES	TOTAL COST
FIELD SERVICES
(anticipate a total of 35 soil borings, 1270 ft, and 5 cone soundings, 200 ft)
Mobilization/Demobilization (Truck)	2.0	—	2.0	L.S.	$1,000.00	$2,000.00	—	2000.00
Mobilization/Demobilization (ATV)	1	—	1	L.S.	$2,000.00	$2,000.00	—	2000.00
All-Terrain Drill Rig	5	—	5	day	$375.00	$1875.00	—	1875.00
Per Diem	30	—	30	man/day	$75.00	$2250.00	—	2250.00
Auger Drilling & Sampling (0-20ft.)	640	—	650	foot	$10.75	$6880.00	—	6987.50
Auger Drilling & Sampling (20-40ft.)	330	—	350	foot	$12.00	$3960.00	—	4200.00
Auger Drilling & Sampling (40-60ft.)	200	—	200	foot	$13.50	$2700.00	—	2700.00
Auger Drilling & Sampling (60-100ft.)	70	—	70	foot	$17.00	$1190.00	—	1190.00
Grouting of Boreholes	1240	—	1270	foot	$4.00	$4960.00	—	5080.00
Mobilization of Electronic Cone	1	—	1	L.S.	$1,000.00	$1000.00	—	1000.00
Electronic Cone Soundings	200	—	200	foot	$7.00	$1400.00	—	1400.00
Vane Shear Tests	6	—	10	each	$75.00	$450.00	—	750.00
Location and Elevation of Borings *	0.0	—	0.0	hour	$115.00	$—	—	0.00
Drilling Supervisor	4.0	—	5.0	hour	$74.00	$296.00	—	370.00
* Assumes borings staked by client					Total	$30,961	—	31,803

ESTIMATED FIELD SERVICES						$31,000	to	$31,800

LABORATORY SERVICES (Anticipate obtaining about 340 to 360 samples)
Stratification of Borings / Cones	35	—	40	hour	$74.00	$2,590.00	—	2960.00
Moisture Content	340	—	360	each	$5.00	$1700.00	—	1800.00
Dry Density	200	—	250	each	$7.00	$1400.00	—	1750.00
Unconfined Compression	150	—	175	each	$16.00	$2400.00	—	2800.00
Hand Penetrometer	250	—	300	each	$3.00	$750.00	—	900.00
Atterberg Limits	5	—	7	each	$45.00	$225.00	—	315.00
Sand Content (-#200 wash)	2	—	3	each	$45.00	$90.00	—	135.00
Organic Content Test	1	—	2	each	$40.00	$40.00	—	80.00
Consolidation Test	2	—	2	each	$400.00	$800.00	—	800.00
					Total	$9,995	—	11,540

ESTIMATED LABORATORY SERVICES						$10,000	to	$11,500

ENGINEERING SERVICES
Project Direction, Coordination, Data Reduction, Engineering Evaluation, Report Preparation)
Principal Engineer	4	—	5	hour	$99.00	$396.00	—	495.00
Senior Project Engineer	30	—	30	hour	$89.00	$2,670.00	—	2670.00
Project Manager	30	—	45	hour	$79.00	$2,370.00	—	3555.00
Draftsman	4	—	5	hour	$45.00	$180.00	—	225.00
Secretarial Services	0	—	0	hour	No Charge	—	—	—
					Total	$5,616	—	6,945

ESTIMATED ENGINEERING SERVICES						$5,600	to	$6,900

TOTAL ESTIMATED SERVICES						$46,600	to	$50,200

AGREEMENT FOR SERVICES
This AGREEMENT is between Buffalo Ridge Ethanol, LLC “Client”) and Terracon Consultants, Inc. (“Consultant”) for Services to be provided by Consultant for Client on the Proposed Ethanol Production Facility, Northwestern Iowa project (“Project), as described in the Project Information section of Consultant’s Proposal dated July 24, 2006 (“Proposal”) unless the Project is otherwise described in Exhibit A to this Agreement (which section or Exhibit is incorporated into this Agreement).
1.	Scope of Services. The scope of Consultant’s services is described in the Scope of Services section of the Proposal (“Services”), unless Services are otherwise described in Exhibit B to this Agreement (which section or exhibit is incorporated into this Agreement). Portions of the Services may be subcontracted. Consultant’s Services do not include the investigation or detection of, nor do recommendations in Consultant’s reports address the presence or prevention of biological pollutants (e.g., mold, fungi, bacteria, viruses or their byproducts) or occupant safety issues, such as vulnerability to natural disasters, terrorism, or violence. If Services include purchase of software, Client will execute a separate software license agreement. Consultant’s findings, opinions, and recommendations are based solely upon data and information obtained by and furnished to Consultant at the time of the Services.
2.	Acceptance. Client agrees that execution of this Agreement is a material element of the consideration Consultant requires to execute the Services, and if Services are initiated by Consultant prior to execution of this Agreement as an accommodation for Client at Client’s request, both parties shall consider that commencement of Services constitutes formal acceptance of all terms and conditions of this Agreement. Additional terms and conditions may be added or changed only by written amendment to this Agreement signed by both parties. In the event Client uses a purchase order or other form to administer this Agreement, the use of such form shall be for convenience purposes only and any additional or conflicting terms it contains are stricken. This Agreement shall not be assigned by either party without prior written consent of the other party.
3.	Change Orders. Client may request changes to the scope of Services by altering or adding to the Services to be performed. If Client so requests, Consultant will return to Client a statement (or supplemental proposal) of the change setting forth an adjustment to the Services and fees for the requested changes. Following Client’s review, Client shall provide written acceptance. If Client does not follow these procedures, but instead directs, authorizes, or permits Consultant to perform changed or additional work, the Services are changed accordingly and Consultant will be paid for this work according to the fees stated or its current fee schedule. If project conditions change materially from those observed at the site or described to Consultant at the time of proposal, Consultant is entitled to a change order equitably adjusting its Services and fee.
4.	Compensation and Terms of Payment. Client shall pay compensation for the Services performed at the fees stated in the Compensation section of the Proposal unless fees are otherwise stated in Exhibit C to this Agreement (which section or Exhibit is incorporated into this Agreement). If not stated in either, fees will be according to Consultant’s current fee schedule. Fee schedules are valid for the calendar year in which they are issued. Consultant may invoice Client at least monthly and payment is due upon receipt of invoice. Client shall notify Consultant in writing, at the address below, within 15 days of the date of the invoice if Client objects to any portion of the charges on the invoice, and shall promptly pay the undisputed portion. Client shall pay a finance fee of 1.5% per month, but not exceeding the maximum rate allowed by law, for all unpaid amounts 30 days or older. Client agrees to pay all collection-related costs that Consultant incurs, including attorney fees. Consultant may suspend Services for lack of timely payment.
5.	Third Party Reliance. This Agreement and the Services provided are for Consultant and Client’s sole benefit and exclusive use with no third party beneficiaries intended. Reliance upon the Services and any work product is limited to Client, and is not intended for third parties. For a limited time period not to exceed three months from the date of the report, Consultant will issue additional reports to others agreed upon with Client, however Client understands that such reliance will not be granted until those parties sign and return Consultant’s reliance agreement and Consultant receives the agreed-upon reliance fee.
6.	LIMITATION OF LIABILITY. CLIENT AND CONSULTANT HAVE EVALUATED THE RISKS AND REWARDS ASSOCIATED WITH THIS PROJECT, INCLUDING CONSULTANT’S FEE RELATIVE TO THE RISKS ASSUMED, AND AGREE TO ALLOCATE CERTAIN OF THE RISKS SO, TO THE FULLEST EXTENT PERMITTED BY LAW, THE TOTAL AGGREGATE LIABILITY OF CONSULTANT (AND ITS RELATED CORPORATIONS AND EMPLOYEES) TO CLIENT AND THIRD PARTIES GRANTED RELIANCE IS LIMITED TO THE GREATER OF $50,000 OR ITS FEE FOR ANY AND ALL INJURIES, DAMAGES, CLAIMS, LOSSES, OR EXPENSES (INCLUDING ATTORNEY AND EXPERT FEES) ARISING OUT OF CONSULTANT’S SERVICES OR THIS AGREEMENT REGARDLESS OF CAUSE(S) OR THE THEORY OF LIABILITY, INCLUDING NEGLIGENCE, INDEMNITY, OR OTHER RECOVERY. THIS LIMITATION SHALL NOT APPLY TO THE EXTENT THE DAMAGE IS PAID UNDER CONSULTANT’S COMMERCIAL GENERAL LIABILITY POLICY.
7.	Indemnity/Statute of Limitations. Consultant and Client shall defend, indemnify, and hold harmless the other, their agents, and employees, from and against legal liability for all claims, losses, damages, and expenses to the extent such claims, losses, damages, or expenses are caused by their negligent acts, errors, or omissions. In the event such claims, losses, damages, or expenses are caused by the joint or concurrent negligence of Consultant and Client, they shall be borne by each party in proportion to its own negligence under comparative fault principles. Causes of action arising out of Consultant’s services or this Agreement regardless of cause(s) or the theory of liability, including negligence, indemnity or other recovery shall be deemed to have accrued and the applicable statute of limitations shall commence to run not later than the date of Consultant’s substantial completion of services on the project.
8.	Warranty. Consultant will perform the Services in a manner consistent with that level of care and skill ordinarily exercised by members of the profession currently practicing under similar conditions in the same locale. CONSULTANT MAKES NO WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO CONSULTANT’S SERVICES AND CONSULTANT DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
9.	Insurance. Consultant represents that it now carries, and will continue to carry: (i) workers’ compensation insurance in accordance with the laws of the states having jurisdiction over Consultant’s employees who are engaged in the Services, and employer’s liability insurance ($1,000,000); (ii) commercial general liability insurance ($1,000,000 occ / $2,000,000 agg); (iii) automobile liability insurance ($1,000,000 B.I. and P.D. combined single limit); and (iv) professional liability insurance ($1,000,000 claim / agg). Certificates of insurance will be provided upon request. Client and Consultant shall waive subrogation against the other party on all general liability and property coverage.
Agreement Reference Number (Terracon Proposal or Project Number): 2706163

10.	CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS OR REVENUE; LOSS OF USE OR OPPORTUNITY; LOSS OF GOOD WILL; COST OF SUBSTITUTE FACILITIES, GOODS, OR SERVICES; COST OF CAPITAL; OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES.
11.	Dispute Resolution. Client shall not be entitled to assert a Claim against Consultant based on any theory of professional negligence unless and until Client has obtained the written opinion from a registered, independent, and reputable engineer, architect, or geologist that Consultant has violated the standard of care applicable to Consultant’s performance of the Services. Client shall provide this opinion to Consultant and the parties shall endeavor to resolve the dispute within 30 days, after which Client may pursue its remedies at law. This Agreement shall be governed by and construed according to Kansas law.
12.	Subsurface Explorations. Subsurface conditions throughout the site may vary from those depicted on logs of discrete borings, test pits, or other exploratory services. Client understands Consultant’s layout of boring and test locations is approximate and that Consultant may deviate a reasonable distance from those locations. Consultant will take reasonable precautions to reduce damage to the site when performing Services; however, Client accepts that invasive services such as drilling or sampling may damage or alter the site. Site restoration is not provided unless specifically included in the Services.
13.	Testing and Observations. Client understands that testing and observation are discrete sampling procedures, and that such procedures indicate conditions only at the depths, locations, and times the procedures were performed. Consultant will provide test results and opinions based on tests and field observations only for the work tested. Client understands that testing and observation are not continuous or exhaustive, and are conducted to reduce - not eliminate - project risk. Client agrees to the level or amount of testing performed and the associated risk. Client is responsible (even if delegated to contractor) for notifying and scheduling Consultant so Consultant can perform these Services. Consultant shall not be responsible for the quality and completeness of contractor’s work or their adherence to the project documents, and Consultant’s performance of testing and observation services shall not relieve contractor in any way from its responsibility for defects discovered in its work, or create a warranty or guarantee. Consultant will not supervise or direct the work performed by contractor or its subcontractors and is not responsible for their means and methods.
14.	Sample Disposition, Affected Materials, and Indemnity. Samples are consumed in testing or disposed of upon completion of tests (unless stated otherwise in the Services). Client shall furnish or cause to be furnished to Consultant all documents and information known or available to Client that relate to the identity, location, quantity, nature, or characteristic of any hazardous waste, toxic, radioactive, or contaminated materials (“Affected Materials”) at or near the site, and shall immediately transmit new, updated, or revised information as it becomes available. Client agrees that Consultant is not responsible for the disposition of Affected Material unless specifically provided in the Services, and that Client is responsible for directing such disposition. In the event that test samples obtained during the performance of Services (i) contain substances hazardous to health, safety, or the environment, or (ii) equipment used during the Services cannot reasonably be decontaminated, Client shall sign documentation (if necessary) required to ensure the equipment and/or samples are transported and disposed of properly, and agrees to pay Consultant the fair market value of this equipment and reasonable disposal costs. In no event shall Consultant be required to sign a hazardous waste manifest or take title to any Affected Materials. Client shall have the obligation to make all spill or release notifications to appropriate governmental agencies. The Client agrees that Consultant neither created nor contributed to the creation or existence of any Affected Materials conditions at the site. Accordingly, Client waives any claim against Consultant and agrees to indemnify and save Consultant, its agents, employees, and related companies harmless from any claim, liability or defense cost, including attorney and expert fees, for injury or loss sustained by any party from such exposures allegedly arising out of Consultant’s non-negligent performance of services hereunder, or for any claims against Consultant as a generator, disposer, or arranger of Affected Materials under federal, state, or local law or ordinance.
15.	Ownership of Documents. Work product, such as reports, logs, data, notes, or calculations, prepared by Consultant shall remain Consultant’s property. Proprietary concepts, systems, and ideas developed during performance of the Services shall remain the sole property of Consultant. Files shall be maintained in general accordance with Consultant’s document retention policies and practices.
16.	Utilities. Client shall provide the location and/or arrange for the marking of private utilities and subterranean structures. Consultant shall take reasonable precautions to avoid damage or injury to subterranean structures or utilities. Consultant shall not be responsible for damage to subterranean structures or utilities that are not called to Consultant’s attention, are not correctly marked, including by a utility locate service, or are incorrectly shown on the plans furnished to Consultant.
17.	Site Access and Safety. Client shall secure all necessary site related approvals, permits, licenses, and consents necessary to commence and complete the Services and will execute any necessary site access agreement. Consultant will be responsible for supervision and site safety measures for its own employees, but shall not be responsible for the supervision or health and safety precautions for any other parties, including Client, Client’s contractors, subcontractors, or other parties present at the site.
18.	Termination. Either party may terminate this Agreement or the Services upon written notice to the other. In such case, Consultant shall be paid costs incurred and fees earned to the date of termination plus reasonable costs of closing the project.

Consultant: Terracon Consultants, Inc.					Client: Buffalo Ridge Ethanol, LLC
By:	/s/ Michael D. Ringler			Date: 7/24/2006	By:	/s/ Gregory Van Zanten		Date: 8/2/06

Name/Title:	Michael D. Ringler, P.E., Sr. Project Engineer				Name/Title:	Chairman
Address:	1516 E. Richland Avenue				Address:

Storm Lake, Iowa 50588

Phone:	712.732.1803	Fax:	712.732.0822		Phone:		Fax:

Agreement Reference Number (Terracon Proposal or Project Number): 2706163